Exhibit 107
Calculation of Filing Fee Table
SC TO-I
(Form Type)
Abacus Global Management, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)
Fees to be paid	$17,736,119.70	$0.0001531	$2,715.40
Fees previously paid			—
Total Transaction Valuation			$17,736,119.70
Total Fees Due for Filing			$2,715.40
Total Fees Previously Paid			$1,732.03
Total Fee Offsets			—
Net Fee Due			$983.37

(1)The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Abacus Global Management, Inc. (the “Company”) is offering holders of a total of 20,623,395 warrants to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), outstanding as of June 30, 2025 the opportunity to exchange such warrants and receive 0.23 shares of Common Stock in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the public warrants as reported on The Nasdaq Capital Market on June 25, 2025, which was $0.86 per warrant.
(2)The amount of the filing fee assumes that all outstanding warrants of the Company will be exchanged.